UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Travisono, Anthony P.
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive  #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Issuer Name and Ticker or Trading Symbol
   Wackenhut Corrections Corporation
   WHC
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   February, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |2/17/9|S   | |1,000             |D  |$29.250    |0                  |D     |(1)                        |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Srock               |2/24/9|M   | |1,000             |A  |$13.750    |0                  |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/24/9|S   | |1,000             |D  |$30.6250   |0                  |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/24/9|M   | |2,000             |A  |$22.6250   |0                  |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/24/9|S   | |2,000             |D  |$30.6250   |0                  |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/24/9|M   | |1,000             |A  |$16.8750   |0                  |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |2/24/9|S   | |1,000             |D  |$30.6250   |0                  |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Director Stock Option |13.750  |2/24/|M   | |1,000      |D  |4/27/|4/26/|Common Stock|       |       |0           |D  |            |
                      |        |98   |    | |           |   |95   |05   |            |       |       |            |   |            |
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  (Right to buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stock Option |22.625  |2/24/|M   | |2,000      |D  |4/25/|4/24/|Common Stock|       |       |0           |D  |            |
                      |        |98   |    | |           |   |96   |06   |            |       |       |            |   |            |
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  (Right to buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stock Option |16.875  | 2/24|M   | |1,000      |D  |4/24/|4/23/|Common Stock|       |       |0           |D  |            |
                      |        |/98  |    | |           |   |97   |07   |            |       |       |            |   |            |
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  (Right to buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
NOTES:
     (1)  Held Jointly with
Spouse.
     General Note: Resignation as Director of WHC effective 2/17/98 reported on Form 5 dated 3/3/98.
                             These transactions represent a complete
divestiture of all WHC holdings.
SIGNATURE OF REPORTING PERSON
/s/ Anthony P. Travisono BY: J. P. Rowan as Attorney-In-Fact
DATE
2/3/98